Exhibit 4.1

EXECUTION COPY
FIRST AMENDMENT
TO
BA MASTER CREDIT CARD TRUST II
SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

THIS FIRST AMENDMENT TO THE BA MASTER CREDIT CARD TRUST II SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of June 3, 2011 (this “Amendment”) is by and among BA CREDIT CARD FUNDING, LLC, as Transferor (the “Transferor”), FIA CARD SERVICES, NATIONAL ASSOCIATION (“FIA”), as Servicer (the “Servicer”), and THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”).

WHEREAS, the Servicer and the Trustee have heretofore executed and delivered a Pooling and Servicing Agreement, dated as of August 4, 1994; (the “Original Pooling and Servicing Agreement”);

WHEREAS, the Servicer and the Trustee have heretofore amended and restated the Original Pooling and Servicing Agreement through the execution and delivery of an Amended and Restated Pooling and Servicing Agreement, dated as of June 10, 2006;

WHEREAS, the parties hereto have heretofore further amended and restated the Original Pooling and Servicing Agreement through the execution and delivery of a Second Amended and Restated Pooling and Servicing Agreement, dated as of October 20, 2006 (as amended, supplemented or otherwise modified prior to June 3, 2011, the “Pooling and Servicing Agreement”); and

WHEREAS, the parties hereto desire to amend the Pooling and Servicing Agreement.

NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Pooling and Servicing Agreement as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Capitalized Terms.  Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

ARTICLE II

AMENDMENTS

Section 2.01.  Amendments to Section 1.01 of the Pooling and Servicing Agreement.

(a)           The defined term “Removed Accounts” is hereby deleted in its entirety and replaced with the following:

“Removed Accounts” shall have the meaning specified in subsection 2.07(a).  For the avoidance of doubt, Zero Balance Accounts designated by the Transferor pursuant to subsection 2.07(d) shall be Removed Accounts; provided, however, that the terms and conditions specified in subsections 2.07(a), 2.07(b), and 2.07(c) shall not apply to Zero Balance Accounts.

(b)           The defined term “Zero Balance Account” is hereby deleted in its entirety and replaced with the following:

“Zero Balance Account” shall mean an Account with a Receivable balance of zero which the Transferor designates under subsection 2.07(d).

(c)           The defined term “Zero Balance Account Removal Date” is hereby deleted in its entirety and replaced with the following:

“Zero Balance Account Removal Date” shall have the meaning specified in subsection 2.07(d).

Section 2.02.   Amendments to Section 2.07 of the Pooling and Servicing Agreement.  Section 2.07 of the Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Subject to the conditions set forth below, the Transferor may, but shall not be obligated to, designate Receivables from Accounts for deletion and removal (“Removed Accounts”) from the Trust; provided, however, that with respect to Removed Accounts other than those Removed Accounts designated pursuant to subsection 2.07(c)(ii), the Transferor shall not make more than one such designation in any Monthly Period.  On or before the fifth Business Day (the “Removal Notice Date”) prior to the date on which the Receivables in the designated Removed Accounts will be reassigned by the Trustee to the Transferor (the “Removal Date”), the Transferor shall give the Trustee and the Servicer written notice that the Receivables from such Removed Accounts are to be reassigned to the Transferor.

(b)           The Transferor shall be permitted to designate and require reassignment to it of the Receivables from Removed Accounts only upon satisfaction of the following conditions:

(i)           the removal of any Receivables of any Removed Accounts on any Removal Date shall not, in the reasonable belief of the Transferor, (a) cause a Pay Out Event to occur; provided, however, that for the purposes of this subsection 2.07(b)(i), the Receivables of each Removed Account shall be considered to have been removed as of the Removal Date, (b) cause the Transferor Interest as a percentage of the aggregate amount of Principal Receivables to be less than the Minimum Transferor Interest on such Removal Date, (c) cause the aggregate amount of Principal Receivables to be less than the Minimum Aggregate Principal

Receivables, or (d) result in the failure to make any payment specified in the related Supplement with respect to any Series;

(ii)           on or prior to the Removal Date, the Transferor shall have delivered to the Trustee for execution a written assignment in substantially the form of Exhibit G (the “Reassignment”) and, within five Business Days (or as otherwise agreed upon between the Transferor and the Trustee) after the Removal Date, the Transferor shall have delivered to the Trustee the updated Account Schedule, which Account Schedule is true and complete as of the Removal Date and which as of the Removal Date shall modify and amend and be made a part of this Agreement;

(iii)           the Transferor shall represent and warrant that it has not used any selection procedures believed by the Transferor to be materially adverse to the interests of the Certificateholders in selecting the related Removed Accounts;

(iv)           [Reserved]

(v)           on or before the tenth Business Day prior to the Removal Date, each Rating Agency shall have received notice of such proposed removal of the Receivables of such Accounts and the Transferor shall have received notice prior to the Removal Date from such Rating Agency that such proposed removal will not result in a downgrade or withdrawal of its then current rating of any outstanding Series of the Investor Certificates;

(vi)           on any Removal Notice Date, the amount of the Principal Receivables of the Removed Accounts to be reassigned to the Transferor on the related Removal Date shall not equal or exceed 5% of the aggregate amount of the Principal Receivables on such Removal Date; provided, that if any Series has been paid in full, the Principal Receivables in such Removed Accounts shall not equal or exceed the sum of (A) 5% of the excess of the Principal Receivables on such Removal Date over the Initial Investor Interest of such Series that has been paid in full plus (B) the Initial Investor Interest of such Series that has been paid in full; and

(vii)           the Transferor shall have delivered to the Trustee an Officer’s Certificate confirming the items set forth in clauses (i) through (vi) above.  The Trustee may conclusively rely on such Officer’s Certificate, shall have no duty to make inquiries with regard to the matters set forth therein and shall incur no liability in so relying.

(c)           In addition to the terms and conditions contained in subsections 2.07(a) and 2.07(b), the Transferor’s right to require the reassignment to it or its designee of all the Trust’s right, title and interest in, to and under the Receivables in Removed Accounts, shall be subject to the following restrictions:

(i)           Except for Removed Accounts described in subsections 2.07(c)(ii) and 2.07(d), the Accounts to be designated as Removed Accounts shall be selected at random by the Transferor; and

(ii)           The Transferor may designate Removed Accounts as provided in and subject to the terms and conditions contained in this Section 2.07 without being subject to the restrictions set forth in subsection 2.07(c)(i) if the Removed Accounts are designated in response to action taken by a third party in connection with an affinity or private-label arrangement, such action to include that third party’s decision to cancel the arrangement or failure to renew the arrangement following expiration, and is not the unilateral action of the Transferor.

(d)           Notwithstanding anything else in this Section 2.07 to the contrary, the Transferor may, but shall not be obligated to, designate at any time Zero Balance Accounts, any future receivables of which will no longer be part of the Trust, and direct the Account Owner to remove the designation 1994-MT from the Pool Index File for such Accounts; provided, that in connection with such designation and removal, the Transferor shall have delivered (i) to Moody’s and Fitch, prior to the date such designation and removal (a “Zero Balance Account Removal Date”), an Officer’s Certificate of the Transferor to the effect that to the best knowledge of the Transferor such designation and removal shall not cause a Pay Out Event to occur and (ii) to the Trustee, within five Business Days (or as otherwise agreed upon between the Transferor and the Trustee) after the related Zero Balance Account Removal Date, the updated Account Schedule, which Account Schedule is true and complete as of such Zero Balance Account Removal Date.  The Trustee shall acknowledge receipt of such Account Schedule in writing, which as of the related Zero Balance Account Removal Date shall modify and amend and be made a part of this Agreement, and which shall reconvey to Funding, without recourse on and after the related Zero Balance Account Removal Date, all right, title and interest of the Trustee in and to the Receivables thereafter created in the related Zero Balance Accounts, all monies due or to become due with respect thereto (including all Finance Charge Receivables), all proceeds (as defined in the Delaware UCC) of such Receivables, Insurance Proceeds relating to such Receivables and the proceeds thereof.

ARTICLE III

MISCELLANEOUS

Section 3.01.  Conditions Precedent.  The amendments provided for by this Amendment shall become effective upon the satisfaction of the following conditions:

(a)           The Transferor, the Servicer, and the Trustee each shall have received notification in writing from each of Fitch, Moody’s and Standard & Poor’s to the effect that the terms of this Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency;

(b)           The Trustee shall have received, addressed and delivered to it, an Opinion of Counsel for the Transferor to the effect that (i) the terms of this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder, and (ii) this Amendment complies with all requirements of the Pooling and Servicing Agreement;

(c)           The Transferor shall have provided an Officer’s Certificate to the effect that in its reasonable belief, this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholders under the Pooling and Servicing Agreement; and

(d)           The Transferor, the Servicer, and the Trustee each shall have received counterparts of this Amendment, duly executed by the parties hereto.

Section 3.02.  Pooling and Servicing Agreement in Full Force and Effect as Amended.  Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect.  All references to the Pooling and Servicing Agreement in any other document or instrument among the parties hereto shall be deemed to mean such Pooling and Servicing Agreement as amended by this Amendment.  This Amendment shall not constitute a novation of the Pooling and Servicing Agreement but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.

Section 3.03.  Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purpose.

Section 3.04.  Governing Law; Submission to Jurisdiction; Agent for Service of Process.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.  The parties hereto declare that it is their intention that this Amendment shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.  Each of the parties hereto agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708.  Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 3.05.  Counterparts.  This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Transferor, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

BA CREDIT CARD FUNDING, LLC,
Transferor

By: /s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

FIA CARD SERVICES, NATIONAL ASSOCIATION,
Servicer

By: /s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

THE BANK OF NEW YORK MELLON,
Trustee

By: /s/ Catherine L. Cerilles
Name: Catherine L. Cerilles
Title: Vice President

[Signature Page to First Amendment to Second Amended and Restated Pooling and Servicing Agreement]